Exhibit 10.23

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Offer of Employment

This letter dated February 16, 2005, represents a formal offer of at-will employment at Micrus Corporation. Micrus wishes to extend this offer to Robert Colloton for the position of Vice President of Sales & Global Marketing with a proposed start date of February 28, 2005. Employment will not begin until the terms of this offer are agreed to and acknowledged by signature of this letter. This offer is valid through February 21, 2005.

Eligibility
On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

In addition, your employment at Micrus is contingent upon your execution and compliance with several Company Agreements as follows: Proprietary Information Agreement and an Arbitration Agreement. As well, the Invention Assignment (Exhibit A of Proprietary Information Agreement) must be signed thus requiring, among other provisions, the assignment of patent rights to any invention made during your employment at the Company to Micrus Corporation.

Compensation
Upon commencement of employment, Robert Colloton will be paid $7884.62 bi-weekly in accordance with the Company’s normal payroll procedures. We have recommended Robert Colloton receive stock options in the amount of 250,000 options. These options are subject to the Board of Directors’ approval. One-fourth of the options vest at the end of the first year of employment, and one-forty-eighth vest each full month thereafter. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. The option grant shall be subject to the terms, definitions and provisions of the Company’s 1998 Stock Plan and Stock Option Agreement by and between you and the Company, both of which documents are incorporated herein by reference. In the event that employment is terminated for any reason, all rights to exercise unvested stock options will be cancelled as per the applicable ISO Stock Options Plan.

For the remainder of the fiscal year 2005 you will be eligible for an incentive bonus of up to 20% of your annual base salary on a prorated basis. This is in no way a guarantee of payment and this bonus will be based upon performance and achievement of mutually agreed upon goals to be determined by the President/CEO in accordance with the Corporate goals established by the President/CEO and Board of Directors. The decision whether to award a bonus in any future year and the amount of said bonus will be at the sole discretion of Micrus Corporation Management.

Benefits
The following benefits will be made available to Robert Colloton upon commencement of employment under the same terms as other Micrus employees and in accordance with the Company’s Benefits Program.

•   Health, Dental, Vision, and Disability/Life Insurance
•   I125 plan
•   401(k)
•   Holiday pay

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•   PTO pay (Paid Time Off – to be accrued and used in accordance with Company policy)

By accepting the Micrus Corporation Offer of Employment, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus Corporation will retain the right to terminate the employment relationship for any reason. Upon any termination of the employment relationship, Micrus Corporation’s only liability to you will be for payment of salary and vacation time earned prior to the termination date. In the event the termination of employment is without cause, you will receive salary continuation for a period of six months. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the President of Micrus Corporation. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements.

Agreed to and accepted by:

/s/ John Kilcoyne	2/22/05	/s/ Robert Colloton	2/22/05

John Kilcoyne President and CEO	Date	Robert Colloton	Date